                                                                      EXHIBIT 11
                                                                      ----------



                    MICKELBERRY COMMUNICATIONS INCORPORATED
                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
                           For the Three Months Ended
                            March 31, 1995 and 1994
                        In Thousands (except per share)


                                         1st Quarter
                            -------------------------------------
                                   1995                1994
                            ------------------  -----------------
                            Primary    Fully    Primary    Fully
                                      Diluted             Diluted
                            --------  -------   -------   --------

Income (loss)
 attributable to
 common stock:
Net income (loss)            $  345    $  345    $ (295)  $ (295)
Less dividends on
 preferred stock                (18)      (18)      (18)     (18)
Add interest on
 convertible debentures
 (if applicable)                  -       118         -        -
                             ------    ------   -------   ------
1. Net income (loss)         $  327    $  445    $ (313)  $ (313)
                             ======    ======   =======   ======

Shares used in
 calculating earnings
 (loss) per share (all
 weighted averages):
Shares outstanding            5,878     5,878     5,876    5,876
Shares deemed issued
 for stock options (if
 dilutive)                       45       114         -        -
Shares deemed issued for
 convertible debentures
 (if applicable and
 dilutive)                        -     2,312         -        -
                             ------    ------   -------   ------
2. Total                      5,923     8,304     5,876    5,876
                             ======    ======   =======   ======

Earnings (loss)
 per share:
Net income (1 / 2)             $.06      $.05    $ (.05)  $ (.05)
                             ======    ======   =======   ======

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